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                                                                    EXHIBIT 77C

SHAREHOLDER MEETING RESULTS
(UNAUDITED)

COLUMBIA VARIABLE PORTFOLIO - SELIGMAN GLOBAL TECHNOLOGY FUND
SPECIAL MEETING OF SHAREHOLDERS HELD ON FEBRUARY 27, 2013

At a Joint Special Meeting of Shareholders held on February 27, 2013 (the "Meeting"), shareholders of the Fund approved two proposals. The first proposal was a change to the Fund's policy regarding concentration to provide that the Fund will, under normal market conditions, invest at least 25% of its total assets in securities of companies in the technology and related group of industries. The second proposal was the reclassification of the Fund from a "diversified fund" to a "non-diversified fund," as such terms are defined in the Investment Company Act of 1940, as amended. The votes cast for or against as well as the number of abstentions and broker non-votes as to the proposal are set forth below. A vote is based on the total number of Fund shares outstanding as of the record date for the Meeting.

PROPOSAL 1. Proposal to change the Fund's concentration policy

        VOTES FOR     VOTES AGAINST     ABSTENTIONS     BROKER NON-VOTES
        ---------     -------------     -----------     ----------------
        3,741,255        315,644          348,599              0

PROPOSAL 2. Proposal to reclassify the Fund from a "diversified fund" to a "non-diversified fund"

        VOTES FOR     VOTES AGAINST     ABSTENTIONS     BROKER NON-VOTES
        ---------     -------------     -----------     ----------------
        3,770,098         282,461         352,938              0

SHAREHOLDER MEETING RESULTS
(UNAUDITED)

COLUMBIA VARIABLE PORTFOLIO - U.S. GOVERNMENT MORTGAGE FUND
(PRIOR TO MAY 1, 2013, THE FUND WAS KNOWN AS COLUMBIA VARIABLE PORTFOLIO - SHORT DURATION U.S. GOVERNMENT FUND)

Special Meeting of Shareholders Held on February 27, 2013

At a Joint Special Meeting of Shareholders held on February 27, 2013 (the "Meeting"), shareholders of the Fund approved the conversion of the Fund's investment objective from "fundamental" to "non-fundamental" and therefore subject to change without shareholder approval. The votes cast for or against as well as the number of abstentions and broker non-votes as to the proposal are set forth below. A vote is based on the total number of Fund shares outstanding as of the record date for the Meeting.

        VOTES FOR     VOTES AGAINST     ABSTENTIONS     BROKER NON-VOTES
       -----------    -------------     -----------     ----------------
       146,349,459      1,957,140        2,176,608             0